Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 No. 333-283678 of our report dated March 15, 2024 (January 17, 2025, as to the effects of the reverse stock split described in Note 1), relating to the financial statements of AlloVir, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 17, 2025